Exhibit 23.1

CONSENT OF REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-118487 and 333-22419) and Forms S-8 (Nos. 333-27429 and 333-88430) of Associated Estates Realty Corporation of our report dated February 28, 2007 relating to the financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

February 28, 2007